Exhibit (a)(5)(D)

XPO Logistics Acquires Con-way

Becomes the second largest LTL provider in North America

GREENWICH, Conn. — October 30, 2015 — XPO Logistics, Inc. (NYSE: XPO) (“XPO”) today announced that it has consummated the previously announced agreement to acquire Con-way Inc.

The transaction makes XPO the second largest less-than-truckload (LTL) provider in North America; expands the company’s global contract logistics, managed transportation and freight brokerage businesses; and adds truckload transportation in North America. All of the acquired operations – Con-way Freight, Menlo Logistics, Con-way Truckload and Con-way Multimodal – are now operating under the single global brand of XPO Logistics.

Bradley Jacobs, chairman and chief executive officer of XPO Logistics, said, “We have an unprecedented opportunity to create value for our customers and investors as a result of the Con-way transaction. We’re moving quickly to eliminate redundancies and leverage our scale to better serve our more than 50,000 customers.”

Jacobs continued, “We’ll issue new financial targets with our third quarter earnings release on November 4.”

Third Quarter 2015 Conference Call

The company will hold its third quarter conference call and webcast on Thursday, November 5, 2015, at 8:30 a.m. Eastern Time. For toll-free access by phone from the United States and Canada: 1-800-708-4539. International callers dial: +1-847-619-6396. The call will be webcast live online and archived at www.xpo.com/investors.

Tender Offer and Financing

The tender offer for all of the outstanding shares of Con-way common stock expired immediately after 12:01 a.m., New York City time, on October 30, 2015. Computershare Trust Company, N.A., the depositary for the tender offer, has advised XPO that a total of 46,150,072 shares of Con-way common stock, excluding Con-way shares tendered by notice of guaranteed delivery for which certificates were not yet delivered, representing approximately 81.1% of Con-way’s outstanding shares, were validly tendered into and not withdrawn from the tender offer. XPO and its subsidiary, Canada Merger Corp. have accepted for payment and will promptly pay for all shares that were validly tendered and not withdrawn.

Following its acceptance of the tendered shares, XPO completed its acquisition of Con-way through the merger of Canada Merger Corp. with and into Con-way without a vote of Con-way’s stockholders pursuant to Section 251(h) of the Delaware General Corporation Law. As a result of the completed merger, Con-way became a wholly owned subsidiary of XPO. In connection with the merger, all Con-way shares not validly tendered into the tender offer have been cancelled and converted into the right to receive the same $47.60 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, as is to be paid for all shares that were validly tendered and not withdrawn in the tender offer. Con-way shares have ceased trading on the New York Stock Exchange.

In connection with the completion of the acquisition, XPO entered into a new $1.75 billion term loan credit agreement, the proceeds of which were used, together with cash on hand, to finance a portion of the acquisition consideration as well as other costs and expenses related to the transaction. XPO also entered into a new $1.0 billion asset-based revolving credit facility, which replaced XPO’s existing $415 million asset-based revolving credit facility.

J.P. Morgan and Morgan Stanley served as financial advisors to XPO Logistics, and Wachtell, Lipton, Rosen & Katz acted as legal advisor. Citigroup served as financial advisor to Con-way, and Sidley Austin LLP acted as legal advisor.

About XPO Logistics, Inc.

XPO Logistics, Inc. (NYSE: XPO) is a top ten global provider of cutting-edge supply chain solutions to the most successful companies in the world. The company provides services for less-than-truckload transportation, truckload brokerage and transportation, last mile logistics, engineered supply chain solutions, high-value-add warehousing and distribution, ground and air expedite, intermodal, drayage, global forwarding and managed transportation. XPO serves more than 50,000 customers with a highly integrated network of over 84,000 employees and 1,469 locations in 32 countries. www.xpo.com

XPO’s corporate headquarters is in Greenwich, Conn., USA, and its European headquarters is in Lyon, France. The company holds an 86.25% controlling interest in Norbert Dentressangle SA. The remaining ND stock is traded as GND on Euronext Paris / Euronext London — Isin FR0000052870. www.norbert-dentressangle.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected ability to integrate operations, cross-sell services and realize cost savings, synergies and profit improvement opportunities. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,”

“outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition and pricing pressure; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the Con-way acquisition and the related financing, including the expected impact on XPO’s results of operations; the ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to Con-way and other acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of Con-way’s key employees; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; fuel price or fuel surcharge changes; the ability to maintain positive relationships with XPO’s and Con-way’s networks of third-party transportation providers; XPO’s ability to attract and retain qualified drivers; the ability to retain XPO’s, Con-way’s and other acquired companies’ largest customers; rail and other network changes; labor matters; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this press release speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

Investor Contact:

XPO Logistics, Inc.

Tavio Headley, 1-203-930-1602

tavio.headley@xpo.com